Exhibit (e)(13)

AMENDMENT [NO. 1]1[NO.2]2

TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT [NO. 1][NO. 2] (this “Amendment”) to that certain Executive Employment Agreement, dated [____], by and between Checkmate Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and [_____] (“Executive”) (the “Employment Agreement”), [as amended,]3 is made as of [_____], 2022.

W I T N E S S E T H.

WHEREAS, the Company and the Executive are parties to the Employment Agreement; and

WHEREAS, the parties hereto desire to amend the Employment Agreement as set forth herein, in each case, effective as of [_____], 2022.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Section 2(e) of the Employment Agreement is hereby amended by striking the following sentence at the end thereof:

“Notwithstanding the foregoing, any of the actions described in subclause (ii) herein that are taken in connection with a transaction in which the owners of Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from Company shall not be deemed to constitute an occurrence of Good Reason.”

2.

Except as specifically set forth herein, the Employment Agreement and all of its terms and conditions remain in full force and effect, and the Employment Agreement is hereby ratified and confirmed in all respects, except that on or after the date of this Amendment all references in the Employment Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Employment Agreement as amended by this Amendment.

3.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and such counterparts together shall constitute one and the same instrument.

[1]	Note to Draft: For Messrs. Bash and Dolski.
[2]	Note to Draft: For Mr. Wooldridge.
[3]	Note to Draft: For Mr. Wooldridge.

4.

This Amendment, including the validity, interpretation, construction and performance of this Amendment, shall be governed by and construed in accordance with the laws of the State of Massachusetts applicable to agreements made and to be performed in such State, without regard to such State’s conflicts of law principles.

5.

This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. The Employment Agreement, as amended by this Amendment, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

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SIGNATURE PAGE TO AMENDMENT TO EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

CHECKMATE PHARMACEUTICALS INC.

By:
Name:
Title:

EXECUTIVE

[____]